Exhibit 10.45

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

DATED AS OF DECEMBER 17, 2004

BY AND BETWEEN

LOWRY DIGITAL IMAGES, INC.

AND

DIGITAL THEATER SYSTEMS, INC.

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2004, by and between LOWRY DIGITAL IMAGES, INC., a California corporation (the “Company”) and DIGITAL THEATER SYSTEMS, INC., a Delaware corporation (“DTS” or the “Purchaser”).

The Company desires to sell to the Purchaser, and the Purchaser desire to purchase from the Company, a secured convertible promissory note in the aggregate principal amount of One Million Dollars ($1,000,000).

In consideration of the mutual promises herein made and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I DEFINITIONS

1.1                               Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference, unless the plural is defined otherwise.

“Affiliate” shall have the meaning set forth in the Exchange Act.  Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company shall be deemed to be Affiliates of such Person for all purposes under this Agreement.

“Board” shall mean the Board of Directors of the Company.

“Business” shall mean all lines of business and all business activities of any kind currently or formerly conducted by the Company or any Predecessor Entity, including without limitation digital image processing.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of California.

“CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Cleanup” shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization and any approval, consent, ratification, waiver or other authorization required in order to properly transfer any real property interest held by the Company).

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, joint or co-ownership interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title Encumbrance or title exception affecting any property or asset.

“Environment” shall mean soil, soil gas, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” shall mean any cost, damage, expense (including but not limited to attorneys’ and consultants’ fees), liability or obligation arising from or under any Environmental Law and consisting of or relating to:

(a)                                  any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative proceedings outcomes, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law;

(c)                                  financial responsibility under any Environmental Law for Cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative or remedial measures required under any Environmental Law.

(e)                                  The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Law” shall mean all Legal Requirements, and all rules, regulations or guidelines promulgated thereunder, relating to pollution or protection of human health or the Environment, including, without limitation, (a) laws relating to the Release or threatened Release of Hazardous Materials or other substances into the Environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, transfer, refinement, production, management or other handling of Hazardous Materials or other substances.  Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), RCRA, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the California Health and Safety Code (§ 25100 et seq., § 39000 et seq.) as enacted prior to the Closing Date and as in effect on the Closing Date.

“Environmental Permits” shall mean all licenses, permits, approvals, authorizations, consents, qualifications, registrations, privileges, waivers, or orders of, or filings with, any Governmental Body, whether federal, state, municipal, local or foreign, required for the operation of the facilities under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” shall mean any real property, leaseholds or other interests currently owned, held, occupied or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by the Company.

“Funded Debt” shall mean, as of the Closing Date, (a) all indebtedness of the Company for borrowed money, including, without limitation, bank debt and amounts owed to DTS, (b) any other indebtedness of the Company whether or not evidenced by a note, bond, debenture or similar instrument, (c) all obligations of the Company under capital leases, (d) all obligations of the Company in respect of letters of credit or similar instruments issued or created for the account of the Company, (e)  all obligations of the Company with respect to delinquent Taxes, and (f) all accrued interest, any premiums payable or any other charges or penalties on any of the obligations set forth in clauses (a) through (e) above.  Funded Debt does not include amounts due under that certain lease, dated                    , between the Company and GE Capital.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(i)                                     nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)                                  federal, state, local, municipal, foreign or other government;

(iii)                               governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(iv)                              multi-national organization or body; or

(v)                                 body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, distribution, production, refinement, Release, storage, transfer, transportation, treatment, disposal, recycling or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from a Facility or any part thereof into the Environment.

“Hazardous Materials” shall mean any waste, chemical, material or other substance (whether solids, liquids or gases) that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable, toxic, or harmful to human health or the Environment, or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

“Intellectual Property” shall mean any and all foreign and domestic (a) inventions (whether or not reduced to practice) and all improvements thereto, and all patents, patent applications and patent disclosures related thereto, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, domain names and 1-800, 1-888, 1-877 or other “vanity” telephone numbers, in each case, whether or not registered, including in all cases, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) works of authorship, all copyrights (including rights of authorship and moral rights and derivative works thereof), whether or not registered, any and all website content, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists and identities, pricing and cost information, and business and marketing plans and proposals); (e) source code and object code versions of computer software (including data and related documentation); (f) copies and tangible embodiments of the items set forth in clauses (a) through (e) hereof (in whatever form or medium), and (g) claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing items set forth in clauses (a) through (e).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service, a division of the United States Treasury Department, or any successor agency.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, judicial order, court judgment, arbitration award, executive order, constitution, law, ordinance, policy, regulation, statute or treaty.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency, expense, deferred income, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, lien or charge of any kind.

“Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any party hereto, any material adverse effect or change in the financial condition, results of operations, liabilities, operations, business or assets of such party and its Subsidiaries, taken as a whole, or on the ability of such party or its shareholders or stockholders, as the case may be, to consummate the transactions contemplated by this Agreement or the Note or any event or condition which would reasonably be expected to, with the passage of time, constitute a Material Adverse Effect or Material Adverse Change.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean, as applicable, (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Benefit Obligations” shall mean all obligations, arrangements or customary practices to provide compensation or benefits, other than salary or wages, as compensation for services rendered, to present or former directors or employees, other than obligations, arrangements and practices that are Plans.  Other Benefit Obligations include, without limitation, employment agreements, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, vacation policies, severance payment plans, arrangements or policies and fringe benefits within the meaning of IRC § 132.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent as of the Closing Date and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property subject to Leases which are not violated by the current use and operation of the real property subject to Leases; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property subject to Leases or any other matter affecting title to the real property subject to Leases which does not, individually or in the aggregate, materially impair the ownership, occupancy or use of the real property subject to Leases for the purposes for which it is currently owned, used or proposed to be used in connection with the Company’s Business; (v) Encumbrances in favor of DTS or any of its Affiliates and (vi) Liens set forth on Schedule 2.1 hereto.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, or other entity or Governmental Body.

“Plan” shall have the meaning set forth in ERISA § 3(3).

“Predecessor Entity” shall mean any person or entity, other than the Company, through which the Business was operated, including, without limitation, a sole proprietorship, partnership, limited liability company or corporation.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted by or against any Person or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended.

“Release” shall mean and include any spilling, leaking, pumping, pouring, injecting, emitting, emptying, discharging, depositing, escaping, leaching, migrating (including passive migration), dumping, disposing or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

“Representative” shall mean any officer, director, principal, attorney, agent or other representative.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person (for the purposes of this definition only, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
AUTHORIZATION AND SALE OF THE NOTE

2.1                               Authorization.

Subject to the terms and conditions hereof, the Company has authorized the issuance and sale of a secured convertible promissory note in the aggregate principal amount of One Million Dollars ($1,000,000), substantially in the form attached hereto as Exhibit A (the “Note”), to the Purchaser.

2.2                               The Closing of the Sale of the Note.

(a)                                  Simultaneously with the execution and delivery of this Agreement, the closing hereunder (the “Closing”) with respect to the issuance, sale and delivery of the Note shall take place (the date on which the Closing occurs, the “Closing Date”).

(b)                                 At the Closing, on the terms and subject to the conditions contained herein, (i) the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Note, and (ii) the Purchaser shall deliver to the Company, by wire transfer of immediately available funds to an account designated by the Company, the aggregate purchase price of One Million Dollars ($1,000,000) (the “Purchase Price”) for the Note.

2.3                               Use of Proceeds.

The Company will use the proceeds of the Note purchased by the Purchaser pursuant to this Agreement as set forth on Schedule 2.3 attached hereto.

2.4                               Security.

The Company’s obligations under the Note and this Agreement will be secured by all of the Collateral as described in that certain Security Agreement, dated as of June 2, 2004, between the Company and the Purchaser (the “Security Agreement”), and will be pledged by all of the shares of stock of the Company owned by John Lowry pursuant to that certain Stock Pledge Agreement dated as of June 2, 2004 by John Lowry in favor of the Purchaser (the “Stock Pledge

Agreement”).  The Purchaser agrees and acknowledges that the consummation of the transactions contemplated hereby shall not in and of themselves be deemed to be a breach of the Stock Pledge Agreement or the Security Agreement.

2.5                               Interest.

Interest shall accrue on the unpaid principal balance of the Note (such unpaid principal balance is referred to as the “Outstanding Balance”) at the rate of six percent (6%) per annum, commencing on the date of issuance of the Note and compounding monthly.  Subject to the provisions of Section 2.9 hereof, accrued interest shall be due and payable in cash at the time the Company pays the Outstanding Balance of the Note.  The Outstanding Balance shall be subject to increase as set forth in the last sentence of Article VII hereof.

2.6                               Term.

Subject to Section 2.9 hereof, the Note is due and payable (a) on December 16, 2005 (the “Maturity Date”); or (b) on demand by written notice following the occurrence of an Event of Default (as defined in Article VII).  Subject to the provisions of Section 2.9 hereof, the Company shall, on the Maturity Date or, if earlier, within one (1) Business Day of receipt of the written notice referred to in the immediately preceding sentence (the “Payment Date”), pay the Outstanding Balance, together with all accrued and unpaid interest on the Note as of the Maturity Date or the Payment Date, as applicable, as well as all other amounts payable thereon.  All payments shall be applied first to accrued interest and other amounts payable thereon, and thereafter to principal.

2.7                               Method of Payment.

All payments hereunder shall be made to the Purchaser at its address as set forth in Section 8.5 hereof, or at such other place as the Purchaser shall designate to the Company in writing.  If any payment of principal or interest on the Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

2.8                               No Usury.

The Company represents and warrants that this Agreement and the Note are hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Purchaser hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of California.  If at any time the performance of any provision hereof or the Note involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Purchaser hereof that all payments under this Agreement or the Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth in the Note, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.  The provisions of this Section 2.8 shall never be superseded or waived and shall control every other provision of this Agreement and the Note.

2.9                               Conversion.

The Outstanding Balance and all unpaid interest accrued on the Note shall be subject to conversion as set forth in the Note.  The Company shall not be obligated to issue certificates evidencing the shares issuable upon conversion of the Note unless the Note is either delivered to the Company or the Purchaser notifies the Company that the Note has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.  The right to conversion set forth in the Note shall be personal to Purchaser, and neither such right nor any interest therein may be assigned or transferred by Purchaser, except for transfer or assignments to Purchaser’s Affiliates.

ARTICLE III
THE CLOSING

3.1                               Deliveries at the Closing.

(a)                                  At the Closing, the Company shall deliver to the Purchaser:

(i)                                     the Note, duly executed by the Company and representing the aggregate principal amount of One Million Dollars ($1,000,000);

(ii)                                  a certificate of the Secretary of the Company dated as of the Closing Date, certifying: (A) the Company’s Articles of Incorporation and Bylaws, as in effect on the date hereof, as true and complete and attaching certified copies of same; (B) as to the incumbency and genuineness of the specimen signatures of each officer of the Company executing this Agreement and the Note; (C) the resolutions of the Board authorizing the execution, delivery and performance of this Agreement and the Note and the consummation of the transactions contemplated thereby and thereby, as true and complete and attaching copies of same (including but not limited to the issuance of the Note); and (D) that all consents, approvals and other actions of, and notices and filings with, all entities and persons as may be necessary or required with respect to the execution by the parties of the transactions contemplated hereby, have been obtained or made; and

(iii)                               a good standing certificate, as of a date not more than five (5) days prior to the Closing Date, issued by the Secretary of State of the State of California.

(b)                                 At the Closing, the Purchaser shall deliver to the Company the Purchase Price for the Note.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Company makes the following representations and warranties to the Purchaser, which representations and warranties shall be true, correct and complete in all respects as of each of the date hereof and the Closing Date:

4.1                               Organization and Good Standing.  The Company is duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to own, license, operate or lease its assets and conduct its Business.  The Company is not required to be qualified to do business as a foreign corporation under the laws of any other jurisdiction.  The copies of the Company’s articles of incorporation and bylaws which have been delivered to DTS are accurate, correct and complete as of the date hereof.

4.2                               Authorization; Power; Valid and Binding Agreement; No Breach.

(a)                                  Each of this Agreement and the Note has been duly authorized, executed and delivered by the Company.

(b)                                 The Company has all requisite power and authority to execute and deliver this Agreement and the Note and to perform its obligations under this Agreement and the Note and the transactions contemplated herein and therein.

(c)                                  Each of this Agreement and the Note constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d)                                 The authorization, issuance (or reservation for issuance), sale and delivery of the Note and any equity securities issuable upon conversion of the Note (the “Conversion Securities”), has been authorized by all requisite action of both the Board and the stockholders of the Company (the “Stockholders”).  The Conversion Securities issuable upon conversion of the Note, when issued in accordance with the Note, will be validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, except as set forth in this Agreement.

(e)                                  The execution, delivery and performance of this Agreement and the Note by the Company and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of the Company, or require any material authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or third party, under the provisions of the Company’s articles of incorporation or bylaws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject, including but not limited to the breach of any usury or similar law or regulation relating to interest charges (without giving effect to the application of Section 2.8 or 8.12).

4.3                               Capitalization.

(a)                                  Ownership.  The authorized capital of the Company consists solely of 10,000,000 shares of common stock, without par value, of which 2,526,526 shares are issued and outstanding.  All of the outstanding shares of Company Stock are owned by the Stockholders and are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Schedule 4.3(a)-1, other than this Agreement, there are no Contracts relating to the issuance, sale or transfer of any shares of capital stock or other securities of the Company.  Other than this Agreement, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  Schedule 4.3(a)-2 sets forth a true and complete list of the Stockholders and their respective ownership of the issued and outstanding shares of common stock, no par value, of the Company (the “Company Stock”).  All of the outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

(b)                                 No Subsidiaries.  The Company does not own or have any direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any corporation, association, partnership, joint venture or other entity.

4.4                               Financial Statements.  The Company has delivered to DTS:

(a)                                  unaudited balance sheets of the Company as of each of December 31, 2003 and March 31, June 30 and September 30, 2004 and the respective related unaudited statements of income for each of the three-month periods then ended; and

(b)                                 an unaudited balance sheet of the Company as of November 30, 2004 (the “Balance Sheet”), and the related unaudited statement of income for the eleven (11) month period then ended (collectively, with the materials described in clause (a), the “Financial Statements”).  The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets and liabilities of the Company in all material respects as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP consistent with the past practices of the Company, subject to matters set forth in the notes thereto and in the case of interim statements to normal year-end adjustments, which adjustments, individually or in the aggregate, are not material.  No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

4.5                               Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to DTS, are complete and correct in all material respects, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Company in all material respects.

4.6                               Title to Properties; Encumbrances.  The Company owns all the properties and assets that it purports to own free and clear of Encumbrances, except for Permitted Liens and such Encumbrances and landlord liens which arise in the Ordinary Course of Business and do not materially impair the Company’s ownership or use of such property or assets.  The Company does not own any real property.  Schedule 4.6 contains a complete and accurate list of all real property leases, subleases, use and occupancy agreements to which the Company is a party to or which are used by the Company in the operation of its Business (collectively, “Leases”).  All such Leases are legal, valid and binding obligations of the Company and in full force and effect, subject to proper authorization and execution of such Leases by the other party thereto and the application of any bankruptcy or other creditor’s rights laws.  The Company is in compliance with all of the material terms and conditions of such Leases, and to the knowledge of the Company, there are no material disputes, defaults, oral agreements or forbearances in effect as to any such Leases.  The assets of the Company set forth in the Balance Sheet and the properties owned, licensed or leased by the Company as of the date hereof and disclosed to DTS are all the assets and properties required to conduct the Business of the Company.

4.7                               Condition and Sufficiency of Assets.  The equipment of the Company is in such operating condition and repair as is required to operate the Business of the Company in the manner in which the Business is being operated as of the Closing.  The building, plants, structures and equipment of the Company are adequate for the uses to which they are being put, and none of such buildings, plants, structures and equipment of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Business of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

4.8                               No Undisclosed Liabilities.  Except as set forth in Schedule 4.8, the Company has no liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise, except for liabilities or obligations reflected in the Balance Sheet and current liabilities in the Ordinary Course of Business since the date of the Balance Sheet.

4.9                               Taxes.  Except as set forth in Schedule 4.9:

(a)                                  The Company and each Predecessor Entity has duly and timely filed or will duly and timely file (or caused or will cause to be filed) with the appropriate taxing authorities all Tax Returns required to be filed (without regard to extensions of time to file) on or before the Closing Date.  All such Tax Returns are or will be complete and accurate in all respects as filed.  No claim has ever been made in writing or otherwise to the knowledge of the Company or any Predecessor Entity by a Tax authority in a jurisdiction where the Company or a Predecessor Entity, as the case may be, does not pay tax or file Tax Returns that it is subject to taxation by that jurisdiction or required to file returns in that jurisdiction.  Neither the Company nor any Predecessor Entity has requested or been granted any extension of time for the filing of any Tax Return.

(b)                                 All Taxes owed by the Company or any Predecessor Entity or for which the Company or a Predecessor Entity may be held liable (whether or not shown on any Tax Return) which were or will be due on or prior to the Closing Date have been or will be paid in full.  The unpaid Taxes of the Company and any Predecessor Entity as of the date of the Financial Statements do not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).  Since the date of the Balance Sheet, neither the Company nor any Predecessor Entity has incurred any material Liability for Taxes outside the Ordinary Course of Business and consistent with prior reporting practices.  There are no outstanding refund claims with respect to any Tax or Tax Return of the Company or any Predecessor Entity.

(c)                                  No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company or any Predecessor Entity.  There are no pending audits, investigations, disputes or claims or other actions for or relating to any Liability of the Company or any Predecessor Entity for Taxes, nor is the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming.  The Company has delivered to DTS complete and accurate copies of federal, state and local Tax Returns of the Company and any predecessors for all tax periods ended December 31, 2003 (the “Delivered Tax Returns”), and has delivered or made available to DTS all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.  The Company has delivered to DTS complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Predecessor Entity since December 31, 1998.  Neither the Company nor any of its predecessors has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by the Company with respect to any Taxes is currently in force.  All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Schedule 4.9.

(d)                                 Set forth in Schedule 4.9 are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company.

(e)                                  The Company and each Predecessor Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f)                                    To the Company’s knowledge, all persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the IRC have timely filed elections under Section 83(b) of the IRC and any analogous provisions of applicable state and local Tax Laws.

(g)                                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any of the Company’s capital stock.

(h)                                 The Company is not and has never been an S corporation for federal or any state income tax purposes.

(i)                                     The Company has not consented at any time under former IRC §341(f)(1) (or comparable provisions of state, local or foreign law) to have the provisions of former IRC §341(f)(2) apply to any disposition of any of its assets.

(j)                                     The Company has not agreed and will not be required to make any adjustment under IRC §481(a) (or comparable provisions of state, local or foreign law) by reason of a change in accounting method or otherwise occurring prior to the Closing Date for any period ending on or after the Closing Date.

(k)                                  The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under IRC §162 or §280G.

(l)                                     The Company is not and has never been a United States real property holding corporation within the meaning of IRC §897(c)(2).

(m)                               The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

(n)                                 The Company is not and has not at any time, been a member of an affiliated group of corporations within the meaning of IRC §1504 or any group that has filed a combined, consolidated or unitary Tax Return.  The Company has no Liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(o)                                 There is not and has never been a party to any agreement for the sharing of Tax Liabilities or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or Business.

(p)                                 To the knowledge of the Company, other than Ian Caven, none of the Stockholders is a “foreign person” as defined in IRC §1445(f)(3).  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(q)                                 The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

(r)                                    The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of IRC §355, and the stock of the Company has not been distributed in a transaction satisfying the requirements of IRC §355.

(s)                                  Except as set forth on Schedule 4.9, the Company is not currently and will not become in the future, liable for tax liability in any jurisdiction based on the operation of any Predecessor Entity.

4.10                        No Material Adverse Change.  Since the date of the Balance Sheet, there has not been, individually or in the aggregate, any Material Adverse Change of the Company.

4.11                        Employee Benefits.

(a)                                  Schedule 4.11(a) contains a complete and accurate list of all Other Benefit Obligations of the Company.  The Company does not currently have, nor has it ever had in place, any Plans.

(b)                                 The Company has delivered or made available to DTS.

(i) all material summaries and descriptions furnished to participants and beneficiaries regarding the Other Benefit Obligations of the Company for which a plan description or summary plan description is not required; and

(ii) all employee handbooks of the Company.

(c)

(i) The Company has performed in all material respects all of its obligations under the Other Benefit Obligations currently sponsored, maintained or contributed to by the Company or with respect to which the Company has an obligation to contribute.  The Company has made appropriate entries in its financial records and statements, to the extent required under GAAP, for all obligations and liabilities under such Other Benefit Obligations that have accrued but are not due.

(ii) The Company, with respect to all of its Other Benefit Obligations is, and such Other Benefit Obligation is, to the extent applicable, in compliance in all material respects any applicable Legal Requirements.

(iii) The Company has not engaged in any transaction in violation of ERISA §§404 or 406 or any non-exempt “prohibited transaction,” as defined in IRC §4975(c)(1), or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(iv) Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim against, or legal proceeding involving, any Other Benefit Obligation of the Company, is pending, or to the knowledge of the Company, threatened.

(v) Except to the extent required under ERISA §601 et seq. and IRC §4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(vi) The Company has complied in all material respects with the provisions of ERISA §601 et seq. and IRC §4980B.

(vii) The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or could reasonable be expected to result, separately or in the aggregate,

in the payment of any “excess parachute payments” within the meaning of IRC §280G as a result of the transactions contemplated by this Agreement.  No payment that is owed or may become due to any director, officer, employee or agent of the Company as a result of the transactions contemplated by this Agreement will be non-deductible to the Company (or its successor) or subject to Tax under IRC §280G or §4999; nor will the Company (or its successor) be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person as a result of the transactions contemplated by this Agreement.

(viii) The Company does not maintain, contribute to have any obligation to contribute to any employee benefit plan, program, policy, arrangement or agreement with respect to employees employed outside the United States.

4.12                        Compliance with Legal Requirements.

(a)                                  The Company is in compliance with all Legal Requirements applicable to the Company or the conduct of the Business, except where failure to comply would not have a Material Adverse Effect.

(b)                                 The Company holds and is in compliance with, and Schedule 4.12(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the “Licenses”) necessary for the conduct and operation of the Business.

4.13                        Absence of Proceedings.

(a)                                  Except as set forth in Schedule 4.13(a), there are no Proceedings:

(i) pending or, to the Company’s knowledge, threatened by or against the Company or that relate to the Business and there is no reasonable basis therefor; or

(ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby, and, to the Company’s knowledge, no such Proceedings have been threatened.

(b)                                 The Company is not subject to any Order.

4.14                        Absence of Certain Changes and Events.  Except as set forth in Schedule 4.14, as expressly contemplated by this Agreement, or with respect to agreements with DTS, since the date of the Balance Sheet there has not been any:

(a)                                  (i) change in authorized or issued capital stock of the Company; (ii) grant of any stock option or right to purchase shares of capital stock of the Company; (iii) issuance of any security convertible into such capital stock; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

(b)                                 amendment to the Organizational Documents of the Company;

(c)                                  increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) to any shareholder, director, officer or entry into any employment, consulting agreement, severance or similar Contract with any director, officer or employee;

(d)                                 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the employees of the Company or any increase in the payment to or benefits under any Plan or Other Benefit Obligation for or with any employees of the Company, other than increases provided under such Plan or Other Benefit Obligation in the Ordinary Course of Business;

(e)                                  damage to or destruction or loss of or unforeseen diminution in value of any material asset or property owned or used by the Company, whether or not covered by insurance;

(f)                                    entry into, termination, non-renewal, or acceleration of, or receipt of notice of termination or non-renewal by the Company of (i) any license, manufacturing, supply, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Company of at least $10,000;

(g)                                 sale or license (other than sales or license in the Ordinary Course of Business), lease or other disposition of any asset or property of the Company;

(h)                                 mortgage, pledge or imposition of any Encumbrance or other Lien, except for Permitted Liens, on any asset or property of the Company, including the sale, lease, license out or other disposition or material diminution in value of any of its Intellectual Property outside the Ordinary Course of Business;

(i)                                     failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

(j)                                     accrual of any material expenses, except for such accruals in the Ordinary Course of Business;

(k)                                  capital expenditures in excess of $10,000;

(l)                                     cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(m)                               payment, discharge or satisfaction of any material Liability by the Company, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

(n)                                 incurrence of or increase in, any material Liability of the Company, except in the Ordinary Course of Business, or any accelerated or deferred payment of or failure to pay when due, any Liability;

(o)                                 change in the accounting methods used by the Company;

(p)                                 election made or changed, agreement by the Company with respect to Tax allocation, Tax sharing or Tax indemnity, waiver of a statute of limitations with respect to Taxes of the Company or settlement or compromise any claim notice, audit report, assessment or Liability for Taxes of the Company; or

(q)                                 agreement, whether oral or written, by the Company with respect to or to do any of the foregoing.

4.15                        Contracts; No Defaults.

(a)                                  Except as set forth in Schedule 4.15, the Company is not party to any:  (i) agreement relating to any business acquisition by or of the Company within the last two years, (ii) collective bargaining agreement or Contract with any labor union, (iii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, written or oral, other than as described in Section 4.11 hereof or the schedules relating thereto, (iv) stock purchase, stock option or similar plan, (v)  contract for the employment of any officer, individual employee or other individual on a full time or consulting basis, written or oral, (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any portion of the Company’s assets, (vii) guaranty of any obligation for borrowed money or other guaranty, (viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $10,000, (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $10,000, (x) Contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $10,000 (other than purchase orders entered into in the Ordinary Course of Business), (xi) Contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000 (other than purchase orders entered into in the Ordinary Course of Business), (xii) Contract which prohibits the Company from freely engaging in business anywhere in the world, (xiii) Contract with a remaining term of in excess of 12 months which Contract can not be terminated by the Company without Liability on notice of 30 days or less, (xiv) agreement, joint venture or other business arrangement with IMAX Corporation or any Affiliate thereof, or (xv) agreement containing “most favored nations” or other provisions requiring adjustment of cost, pricing, priority or other terms or conditions of the contract, or performance obligations under such contract, in relation to (A) the terms or conditions of other contracts of the Company or (B) the price or other terms or conditions for the provisions of similar services by a third party.

(b)                                 DTS either has been supplied with, or has been given access to, a true and correct copy of all written Contracts which are referred to on Schedule 4.15, together with all material amendments, waivers or other changes thereto.

(c)                                  The Company is not in default under any Contract listed on Schedule 4.15.

(d)                                 The products licensed, sold, leased and delivered and all services provided by the Company and any Predecessor Entity have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or un-liquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith other than in the aggregate amount not exceeding $50,000.

(e)                                  No rate reduction is required under Section 2(b)(1) of that certain Agreement for Services-Restoration Services effective as of November 1, 2003, by and between the Company and Walt Disney Pictures and Television (the “Disney Agreement”).  No notification has been delivered (or is required to be delivered) by the Company pursuant to Section 2(b)(2) of the Disney Agreement.

4.16                        Insurance.  Schedule 4.16 contains a complete list of, and the Company has made available to DTS true and complete copies of, all insurance policies covering the Company or any of its employees, directors or officers.  There is no claim by the Company pending under any of such policies as to which coverage has been denied by the underwriters of such policies. The Company is in compliance in all material respects with the terms and conditions of all such policies.

4.17                        Environmental Matters.

(a)                                  To the knowledge of the Company, the Company is in compliance with, and is not in violation of or liable under, any Environmental Law.  The Company has not received, any written notice (including but not limited to notices of violations, demands, citations, directives, inquiries, Consent decrees, judgments, Orders or Liens) from (i) any Governmental Body or third party or (ii) the current or prior owner or operator of its Facilities, relating to any Hazardous Activity, Hazardous Material, any actual or potential violation or failure to comply with any Environmental Law, or any actual, potential or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to (A) any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company (or any predecessor) has had an interest, or (B) with respect to any property or Facility at, to or from which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, processed, transported, treated, stored, handled, transferred, disposed, recycled or received by the Company (or any predecessor) or any other Person for whose conduct the Company is responsible.

(b)                                 To the knowledge of the Company, there are no presently existing claims, Encumbrances or other restrictions of any nature (including but not limited to notices of violations, demands, citations, directives, inquiries, consent decrees, judgments, Orders or Liens), resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest.

(c)                                  To the knowledge of the Company, there are no Hazardous Materials present on or at the Facilities including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps or any other part of the Facilities, or incorporated into any structure therein or thereon in violation of Environmental Law, except for such violations that would not have a Material Adverse Effect.  To the knowledge of the Company, the Company has not permitted or conducted, or is aware of, any Hazardous Activity at its Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest.

(d)                                 To the knowledge of the Company, there has been no Release of any Hazardous Materials at, to or from its Facilities in violation of Environmental Law or as would give rise to liability under Environmental Law.

(e)                                  To the knowledge of the Company, the Company and its Facilities have all Environmental Permits required under any Environmental Law, except for such Environmental Permits the failure to obtain would not have a Material Adverse Effect, and the Company and each of its Facilities is in compliance with all such Environmental Permits, except for such noncompliance that would not have a Material Adverse Effect.

(f)                                    The Company has delivered to DTS true, complete and correct copies and results of any material environmental reports, studies, analyses, recommendations, audits, assessments, tests or monitoring possessed or initiated by the Company pertaining to the Environment, Hazardous Materials or Hazardous Activities in, on or under its Facilities or concerning compliance by the Company, or any other Person for whose conduct it is responsible, with Environmental Laws, to the extent the foregoing are in the possession custody or control of the Company.

4.18                        Employee Matters.  There has not been with respect to the Company, and the Company has not been notified in writing of any presently pending or existing, and, to the knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or lock-out, (b) any material Proceeding against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against the Company or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by the Company, and no such action is currently contemplated by the Company.  The Company has complied with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, disability accommodation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  To the knowledge of the Company, no director, officer, or other key employee or consultant of the Company intends to terminate his employment or engagement with the Company.  Except as set forth in Schedule 4.18, the Company has fully satisfied all of its payroll obligations as and when due.

4.19                        Intellectual Property.

(a)                                  The Company owns all Intellectual Property necessary or required for the conduct of its Business as currently conducted or as proposed to be conducted.  Schedule 4.19 sets forth a true and complete list of all Intellectual Property owned by the Company, in which the Company has any rights, or which is otherwise used by the Company in the conduct of its Business (collectively, the “Company IP Rights”).

(b)                                 The Company IP Rights are free and clear of all claims or Encumbrances, except as may be specifically identified in Schedule 4.19.  The Company does not own any registrations of its trademarks or service marks, nor has it ever filed any applications for federal, foreign or state registration of its marks.  The Company does not own any domain names.

(c)                                  There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any Intellectual Property owned by the Company.

(d)                                 The Company is not a party to any agreements pertaining to the use of, or granting any right to use or practice any rights under, any Intellectual Property, whether the Company is the licensee or licensor thereunder, and whether written or oral, express or implied, nor is the Company a party to any written settlements or Consents relating to any Intellectual Property or covenants not to sue.  Except as may be set forth in Schedule 4.19, there are no settlements, Consents, judgments, or orders or other agreements which restrict any of the Company’s rights to use any Intellectual Property or which permit third parties to use any Intellectual Property which would otherwise infringe any of the Company IP Rights. The Company has never licensed to any third party any Intellectual Property.

(e)                                  The Company takes and has taken reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information material to its business as currently operated or planned to be operated (together, “Trade Secrets”).  To the best of the Company’s knowledge, no material or significant Trade Secret has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other person, other than pursuant to a written non-disclosure agreement (or other written agreement or employment policy imposing non-disclosure obligations) that adequately protects the Company’s proprietary interests in and to such Trade Secrets.  To the best of the Company’s knowledge, no party to any non-disclosure agreement relating to any Trade Secrets is in breach thereof.

(f)                                    Except as set forth in Schedule 4.19, the conduct of the Business of the Company as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly) any Intellectual Property owned or controlled by any third party.  There are no claims or suits pending or, to the best of the Company’s knowledge, threatened, and the Company has not received any notice from any third party (i) alleging that any of the Company’s activities or the conduct of its Business has infringed upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Company IP Rights.

(g)                                 To the best of the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any of the Company IP Rights, and no such claims are pending against a third party by the Company.

(h)                                 Schedule 4.19 lists all material computer programs and computer databases, other than off-the-shelf applications, which are owned or otherwise used by the Company (“Company Software”).  There is no Software currently or previously, or contemplated to be, licensed, sublicensed or sold to or by the Company.  “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) any Domain Names and the technology supporting and content contained on any Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

(i)                                     Each item of Software listed in Schedule 4.19 is either (i) owned by the Company, or (ii) currently in the public domain or otherwise available to the Company without the license, lease or Consent of any third party.  Except as set forth in Schedule 4.19, to the best of the Company’s knowledge, the Company’s use of the Software set forth in Schedule 4.19 does not violate the rights of any third party.  With respect to the Software set forth in Schedule 4.19 which the Company purports to own, such Software was either developed by (x) employees of the Company within the scope of their employment; or (y) independent contractors who have assigned their rights to the Company and waived any moral rights in favor of the Company pursuant to written agreements.  The Company Software generally functions in the manner intended, free of any significant bugs or programming errors.

(j)                                     The Company has never distributed to any third party any of the Company Software, and no such distribution is presently contemplated by the Company.  The Company has taken all actions customary in the software industry to document the Company Software and its operation, such that the Company Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.  To the best of the Company’s knowledge, the Company has not exported or transmitted any Company Software to any country to which such export or transmission is restricted by any applicable U.S. or foreign regulation or statute, without first having obtained all necessary and applicable U.S. or foreign government licenses or permits.  To the best of the Company’s knowledge, the components manufactured by the Company and used in the Company’s products including any Company Software, are free of any undisclosed program routine, device, or other feature, including, without limitation, a time bomb, software lock, drop-dead device, or malicious logic or, as of the time of each delivery, any virus, worm or trojan horse, that is designed to delete, disable, deactivate, interfere with, or otherwise harm them (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that may result in damage thereto.  The components obtained from third party suppliers are, to the best knowledge of the Company, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that might result in damage thereto.  To the best of the Company’s knowledge, the Company’s hardware, systems and data are free from Disabling Codes and Contaminants.  The Company Software does not contain any open source, copyleft or community source code, including any libraries or code licensed under the General Public License, Lesser General Public License or any other license arrangement obliging the Company to make source code publicly available, whether or not approved by the Open Source Initiative.

(k)                                  All employees and consultants of the Company and any Predecessor Entity, whether former or current, have entered into valid and binding agreements with the Company sufficient to vest title in the Company of all rights in any Intellectual Property created by such employee or consultant in the scope of his or her services or employment for the Company or the Predecessor Entity, as the case may be.

(l)                                     To the extent that any Company IP Rights have been developed or created by a third party for the Company or a Predecessor Entity, the Company has a written agreement with such third party thereto and the Company thereby has obtained ownership of and is the exclusive owner of all such third party’s rights in any Intellectual Property related to the Company’s IP Rights by operation of law or by valid assignment, to the fullest extent legally possible to do so.

4.20                        Relationships with Related Parties.  Except as set forth in Schedule 4.20, neither the Company nor, to the Company’s knowledge, any of its Affiliates owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a financial interest in any transaction with the Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Schedule 4.20, no Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.21                        Customers and Suppliers.  Schedule 4.21 contains a complete and accurate list of each sole source supplier and the ten largest suppliers and ten largest customers of the Company (based upon dollars billed by the Company), during the first 10 months of 2004, showing the approximate total billings by the Company from each such customer during such fiscal year.  Since the date of the Balance Sheet, there has been no material adverse change in the business relationship of the Company with any of its suppliers or customers named in Schedule 4.21 or required to be named therein.

4.22                        Brokers and Finders.  The Company has not incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment with respect to the transactions contemplated by this Agreement.

4.23                        Restrictions on Business Activities.  There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company, any Predecessor Entity or any Stockholder is a party relating to the Business or otherwise binding upon the Company or the Business which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement, any business practice of the Business, any acquisition of property (tangible or intangible) by the Business or the conduct of the Business.  None of the Company, any Stockholder or any Predecessor Entity has entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon the Company with respect to selling or licensing any of its products or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.24                        Assignment of Interests.  Each Stockholder and each Predecessor Entity has assigned any and all interests they may have in any assets (tangible or intangible) relating to the Business to the Company.

4.25                        Full Disclosure.  No representation or warranty in this Article IV (as modified by the schedules hereto) or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances under which they were made, not misleading.

4.26                        Other Agreements.  Each of the Security Agreement and the Pledge Agreement remain in full force and effect, and neither the Company nor John Lowry is in breach of any of the terms thereof.

4.27                        Funded Debt.  Schedule 4.26 lists all Funded Debt of the Company outstanding as of the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Company to enter into and perform its obligations under this Agreement, the Purchaser makes the following representations and warranties to the Company, which representations and warranties shall be true, correct and complete in all material respects as of the date hereof and the Closing Date.

5.1                               Authority.

The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms.  The execution and performance of the transactions contemplated by this Agreement and the Note and compliance with their provisions by the Purchaser: (i) to the Purchaser’s knowledge will not violate any provision of Law applicable to the Purchaser; and (ii) will not conflict with or result in any breach of any of the Material terms, conditions or provisions of, or constitute a default under the Purchaser’s Certificate of Incorporation, or any indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Purchaser.

5.2                               Experience.

The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

5.3                               Investment.

The Purchaser has not been formed solely for the purpose of making this investment and is acquiring the Note for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof.  The Purchaser understands that the Note and the Conversion Securities to be acquired have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

5.4                               Brokers or Finders.

The Purchaser has not retained any investment banker, broker or finder in connection with the purchase of the Note.  The Purchaser will indemnify and hold the Company harmless against any liability, settlement or expense arising out of, or in connection with, any claim by any such investment banker, broker or finder.

5.5                               Shares Not Registered.

Any shares acquired by the Purchaser upon the execution of the Purchaser’s right of conversion set forth in the Note (“Shares”) will not be registered under the Securities Act, by reason of a specific exemption from the Securities Act, and all Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser satisfies certain other requirements under the Securities Act.  The Purchaser understands that these restrictions are in addition to the contractual restrictions on transfer of Shares set forth in this Agreement.  The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act.  The Purchaser understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company is under no obligation to satisfy these conditions.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Application of Proceeds.

Upon receipt of the proceeds of the Note, the Company will immediately apply such proceeds as set forth on Schedule 2.3.

6.2                               Payment of Amounts Due Under the Note.

The Company will timely pay any principal and interest due as well as any other amounts payable under the Note in accordance with its terms and conditions.

6.3                               Reservation of Securities.

The Company shall reserve, for the life of the Note, such securities as the Purchaser is entitled to receive upon conversion of the Note.  Prior to the issuance of any equity securities (or any instrument exercisable for or convertible into equity securities) and whenever otherwise required, the Company will amend its Articles of Incorporation and take any such other action as is necessary to ensure that there is a sufficient quantity of such equity securities into which the Note can be converted.  Such equity securities shall, when issued and delivered in accordance with terms of the Note, be duly and validly issued, fully paid and non-assessable.

6.4                               Survival of Representations, Warranties and Agreements, Etc.

All representations and warranties hereunder shall survive the Closing, and shall terminate upon repayment or conversion of the Note.  Except as otherwise provided herein, all agreements and/or covenants contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

6.5                               Legal Fees and Expenses and Taxes.

Each party shall pay all of its expenses in connection with the negotiation and execution of this Agreement, the Note, and the consummation of the transactions contemplated hereby and thereby.

6.6                               Filing of a UCC-1 Financing Statement.

On the day on which the Closing occurs, the Company shall file a UCC-1 financing statement with the Secretary of State of the State of California in order to perfect its lien on the collateral covered by the Security Agreement, in the form approved by the Purchaser.

6.7                               Restrictions on Transfer of Shares.

(a)                                  The Purchaser shall not, directly or indirectly, sell, assign, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing, any Shares, nor shall any Shares be made subject to sale under execution, attachment, levy or similar process or otherwise be transferred, whether voluntarily or involuntarily or by operation of law or otherwise (each of the foregoing being referred to as a “Transfer”).  Any Transfer of Shares shall be void, and the Company shall not be required for any purpose whatsoever to recognize any Transfer.  In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a recapitalization, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization, a reclassification or another similar event that affects the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such event are distributed with respect to any Shares or into which Shares as a result become convertible shall immediately be subject to the restrictions set forth in this paragraph.

(b)                                 Notwithstanding the immediately preceding paragraph, the Purchaser may sell Shares to a third party if the Purchaser first offers the Company the right to purchase such Shares in the manner required by this paragraph.  If the Purchaser wishes to sell Shares, the Purchaser shall notify the Company in writing (a “Transfer Notice”) describing the material terms of the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, and the name and address of the proposed transferee. The Company shall have the right (the Company’s “Purchase Right”) to purchase all, but not less than all, the Shares subject to the Transfer Notice on the terms described in the Transfer Notice, by delivering to the Purchaser, within 30 days after receiving the Transfer Notice, notice of exercise of the Company’s Purchase Right.  The Company may assign its Purchase Rights to any Person.  If the Company does not exercise its Purchase Right within the aforementioned time period, the Purchaser may, not later than 90 days after the Company receives the Transfer Notice, consummate a sale of such Shares on the terms and conditions described in the Transfer Notice.  To be valid, however, (i) the sale shall not cause the violation of any federal or state securities laws and, if required by the Company, the Purchaser shall provide the Company with an opinion of counsel satisfactory to the Company to that effect; and (ii) the transferee must agree, in a writing approved by the Company, to be bound by all provisions of this Section 6.7 with respect to the Shares transferred.  Any proposed sale on terms and conditions materially different from those described in the Transfer Notice, and any subsequent proposed sale by the Purchaser, shall again be subject to the Company’s Purchase Right.  If the Company exercises its Purchase Right, the Purchaser and the Company shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within 60 days after the Company receives the Transfer Notice (or within such longer period if specified in the Transfer Notice); provided, however, that if the Transfer Notice provided that the payment for the Shares was to be made in a form other than cash or cash equivalent paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalent equal to the present value of the consideration described in the Transfer Notice.

(c)                                  Notwithstanding the foregoing, the Purchaser may Transfer Shares to any of its Affiliates without complying with any of the provisions of this Section 6.7, so long as the transferee agrees in writing to be bound by all of the provisions of this Section 6.7.

ARTICLE VII
EVENTS OF DEFAULT

If an Event of Default (as defined below) occurs, the Purchaser may, by notice to the Company, declare the Outstanding Balance on the Note, together with any accrued but unpaid interest thereon and all other amounts payable thereon, to be immediately due and payable.  The Company will give the Purchaser written notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all of the facts related thereto) and in any event no later than five (5) Business Days after the Company has knowledge of the occurrence of any such event.

For purposes of this Agreement, an “Event of Default” is any of the following occurrences:

(a)                                  The Company shall fail to pay the Outstanding Balance and all accrued but unpaid interest and all other amounts payable thereon on the Note on the Maturity Date; or

(b)                                 As of January 31, 2005, the Company and each of the Stockholders shall not have entered into an agreement of merger with DTS on terms and conditions reasonably satisfactory to DTS; or

(c)                                  If the Company shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Funded Debt which is outstanding in a principal amount of at least Five Thousand Dollars ($5,000) in the aggregate (other than the Note), or if any event shall occur or condition shall exist in respect of any such Funded Debt or under any evidence of any such Funded Debt or of any mortgage, indenture or other agreement relating thereto which would permit or shall have caused the acceleration of the payment of such Funded Debt, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto (other than Funded Debt in default as of the Closing Date as set forth on Schedule 8 hereto); or

(d)                                 The Company shall be involved in financial difficulties, but solely as evidenced (i) by its commencement of a voluntary case under Title 11 of the United States

Bankruptcy Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition, (ii) by the entry of an order for relief in any involuntary case commenced under said Title 11, (iii) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief, (iv) by the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, or (v) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(e)                                  If there shall exist final judgments against the Company aggregating in excess of $50,000 and if any one of such judgments or such judgments shall have been outstanding for any period of forty-five (45) days or more from the date of its entry and shall not have been discharged in full or stayed pending appeal; or

(f)                                    The Company shall take any corporate action authorizing, or in furtherance of, any of the foregoing; or

(g)                                 The Company shall have breached any Material covenant in this Agreement, the Security Agreement, or the Note (other than such as are referred to above in this Article VII), and, with respect to any breach capable of being cured, such breach shall not have been cured within thirty (30) days following notice of such Material breach to the Company by the Purchaser; or

(h)                                 John Lowry shall have breached any Material covenant in the Stock Pledge Agreement and, with respect to any breach capable of being cured, such breach shall not have been cured within thirty (30) days following notice of such Material breach to Mr. Lowry by the Purchaser; or

(i)                                     Any representation or warranty subject to a Materiality qualification made by the Company herein or in the Note, the Security Agreement or the Pledge Agreement shall prove to have been incorrect in any respect, or any representation or warranty not subject to a Materiality qualification made by the Company herein or in Note, the Security Agreement or the Pledge Agreement shall prove to have been incorrect in any Material respect.

In case any one or more Events of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Security Agreement, in the Pledge Agreement or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  In case of a default in the payment of any principal of or premium, if any, or interest on the Note, the Company will pay to the Purchaser such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of the Purchaser in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies.  No right, power or remedy conferred by this Agreement, the Security Agreement, the Pledge Agreement or by the Note upon the Purchaser shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

In addition to the foregoing, and notwithstanding any other provision herein or in the Note to the contrary, in case of an Event of Default as a result of the matter set forth in sub-clause (b) above, the Outstanding Balance on the Note shall automatically be increased by and additional $200,000.

ARTICLE VIII
MISCELLANEOUS

8.1                               No Third Party Beneficiaries.

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

8.2                               Entire Agreement.

This Agreement and the Note, together with the Security Agreement and the Pledge Agreement, constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related in any way to the subject matter of any Document.

8.3                               Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Purchaser.  The Purchaser may assign this Agreement and its any rights or interests hereunder without any prior consent (subject to the provisions of Section 6.7 hereof).

8.4                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile.

8.5                               Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:	Digital Theater Systems, Inc.
5171 Clareton Drive
Agoura Hills, California
	Telephone:	(818) 706-3525
	Facsimile:	(818) 706-
	Attention:	General Counsel

with a copy to (which shall not constitute notice):

Troy & Gould Professional Corporation
1801 Century Park East
16th Floor
Los Angeles, CA 90067
	Telephone:	(310) 553-4441
	Facsimile:	(310) 201-4746
	Attention:	Lawrence Schnapp, Esq.

If to the Company:	Lowry Digital Images, Inc.
2777 Ontario Street
Burbank, California 91504

	Telephone:	818.557.7333
	Facsimile:	818.557.7513
	Attention:	John D. Lowry

with a copy to (which shall not constitute notice):

Wolf, Rifkin, Shapiro & Schulman, LLP
11400 W. Olympic Boulevard, Suite 900
Los Angeles, California 90064
	Telephone:	310.478.4100
	Facsimile:	310.479.1422
	Attention:	Richard Grant, Esq.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch and (iv) in the case of mailing, on the seventh business day following such mailing.

8.6                               Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE SATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

8.7                               Amendments and Waivers; Purchasers’ Consent.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Purchaser.  No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.8                               Incorporation of Exhibits.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.9                               Construction.

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

8.10                        Interpretation.

Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.  As used in this Agreement (including all Exhibits and amendments hereto), the masculine, feminine and neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires.  References to Articles and Sections refer to articles and sections of this Agreement.  Similarly, references to Exhibits refer to exhibits attached to this Agreement.  Unless the content requires otherwise, words such as “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and words of like import refer to this Agreement.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11                        Remedies.

The parties hereto shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.  Without limiting the generality of the foregoing, the Company hereby agrees that in the event the Company fails to convey the Note or any of the Conversion Securities to the Purchaser in accordance with the provisions of this Agreement, the Purchaser’s remedy at law may be inadequate.  In such event, the Purchaser shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Company to convey such securities.

8.12                        Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.13                        Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Secured Convertible Note Purchase Agreement as of the date first above written.

THE COMPANY:

By:	/s/ John Lowry, CEO

THE PURCHASER:

DIGITAL THEATER SYSTEMS, INC.

By:	/s/ Jon E. Kirchner
Name:	Jon E. Kirchner
Its:	President and Chief Executive Officer

Exhibit A

[Form of Note]

NEITHER THIS NOTE, NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES STATUTE OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

LOWRY DIGITAL IMAGES, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

Burbank, California
U.S. $1,000,000	December 17, 2004

This SECURED CONVERTIBLE PROMISSORY NOTE (this “Note”) is issued pursuant to that certain Secured Convertible Note Purchase Agreement dated as of the date hereof (the “Note Purchase Agreement”), by and between Lowry Digital Images, Inc., a California corporation (the “Company”), and Digital Theater Systems, Inc., a Delaware corporation (the “Lender”), and is entitled to the benefits of the Note Purchase Agreement.  The payment of the principal sum of this Note, including interest accrued thereon, is secured pursuant to the terms of that certain Security Agreement dated as of June 2, 2004 (the “Security Agreement”), by and between the Company and the Lender.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Note Purchase Agreement.

1.                                       Principal and Interest.  The Company, for value received, hereby promises to pay to the order of Digital Theater Systems, Inc., or holder (either, the “Holder”) in lawful money of the United States, the principal amount of One Million Dollars ($1,000,000), together with interest (computed on the basis of a 360 day year) accrued on the unpaid principal of this Note at the rate of six percent (6.0%) per annum commencing on the date hereof and compounding monthly.  Accrued interest on this Note shall be payable in full in cash on the Maturity Date (as defined below).  No amount shall be due on this Note prior to the Maturity Date, except as provided in Section 7 hereof.  The amount outstanding on this Note is subject to increase as described in the last sentence of Article VII of the Note Purchase Agreement.

Subject to Section 2 hereof, this Note is due and payable (a) on December 17, 2005 (the “Maturity Date”); or (b) on demand by written notice following the occurrence of an Event of Default.  Subject to Section 2 hereof, the Company shall, on the Maturity Date or, if earlier, within one (1) Business Day of receipt of the written notice referred to in the immediately preceding sentence (the “Payment Date”), pay the outstanding principal and all accrued and unpaid interest on this Note (as well as any other amounts payable hereunder) as of the Maturity Date or the Payment Date, as applicable.  All payments shall be applied first to accrued interest and other amounts payable hereon, and the balance to principal.

2.                                       Optional Conversion.  Upon the demand by written notice made by the Lender (the date such notice is received being referred to herein as the “Notice Date”), the Company shall, in lieu of repaying this Note, convert this Note into that number of shares of the Company’s common stock such that, following conversion, the number of shares so issued represents 10.0% of the then-outstanding shares of the Company’s capital stock (treating as outstanding all shares issuable upon exercise of options, warrants, convertible notes (including other convertible notes held by the Lender) and other convertible securities, including options authorized by a stock option plan but not yet issued), at the time of conversion.  Such a notice may be sent by the Lender at any time on or after January 31, 2005.  Upon an acquisition of Shares pursuant to the exercise of such conversion rights, the Lender shall be deemed to have again made in favor of the Company the representations and warranties set forth in Section 5.5 of the Note Purchase Agreement.  Notwithstanding anything to the contrary in this Note, the right to conversion set forth in this paragraph is personal to the Lender, and neither such right nor any interest therein may be assigned or transferred by the Lender to any Person other than to an Affiliate of the Lender.

3.                                       No Usury.  This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of California.  If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

4.                                       Attorneys’ Fees.  If the indebtedness represented by this Note or any part hereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder, as well as any and all interest that has accrued on the outstanding principal after the commencement of bankruptcy, receivership or other judicial proceedings.

5.                                       Transfer.

(a)                                  Subject to the last sentence of Section 2 above, the rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties hereto.

(b)                                 Subject to the last sentence of Section 2 above, the Holder may, prior to conversion hereof, surrender this Note at the principal office of the Company for transfer or exchange of all or any portion of this Note.  Within a reasonable time after notice to the Company by the Holder of its intention to make such exchange and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange,

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the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same rate of interest, containing the same provisions, and subject to the same terms and conditions as the Note so surrendered, subject to the last sentence of Section 2 above.  Each such new Note shall be made payable to such person or persons, or transferees, as the Holder of such surrendered Note may designate in writing.  Notwithstanding anything in this Note to the contrary, no opinion of counsel shall be required in connection with a transfer under this Section 5(b) to any such transferee.

6.                                       Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered as described in the Notices section of the Note Purchase Agreement and to the appropriate addresses listed therein.

7.                                       Event of Default.

(a)                                  General.  If an Event of Default occurs, the Holder may, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest and all other amounts payable on this Note to be immediately due and payable.  The Company will give the Holder of this Note written notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all facts related thereto) and in any event no later than five (5) Business Days after the Company has knowledge of the occurrence of any such event.

In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note Purchase Agreement, the Security Agreement or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  In case of a default in the payment of any principal of or premium, if any, or interest on this Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note, the Security Agreement or the Note Purchase Agreement upon the Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

8.                                       Waivers and Amendments.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  Any term of this Note or the Security Agreement may be amended or waived only with the written consent of the Company and the Holder.

9.                                       Governing Law.  This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of California, without regard to conflicts of laws provisions thereof.

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10.                                 Prepayment.  If the Lender has not exercised its right to conversion set forth in Section 2, the Company may prepay all (but not less than all) of this Note five (5) days following delivery of a written notice of prepayment, so long as such prepayment is accompanied by all interest accrued hereunder as of the date of such prepayment.

11.                                 Jury Waiver.  THE COMPANY WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF CALIFORNIA, OR ANY OTHER JURISDICTION, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THE COMPANY AND THE HOLDER OR ITS SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE AND THE OTHER DOCUMENTS.  IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS.  THIS SECTION IS A MATERIAL INDUCEMENT TO THE HOLDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THE NOTE PURCHASE AGREEMENT.

12.                                 Covenant.  The Company covenants and agrees that, on or before such time as this Note is converted into equity securities of the Company in accordance with its terms, the Company will take all such corporate action as is necessary for the creation and issuance of the equity securities into which this Note is to be converted.

13.                                 Miscellaneous.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

LOWRY DIGITAL IMAGES, INC.

By:	/s/ John Lowry, CEO

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